ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 2nd day of May, 2007, by and between DELTA PROCESS EQUIPMENT, INC., a Louisiana corporation (the “Seller”), DELTA COMPANIES CONSOLIDATED, INC., a Louisiana corporation (the “DCCI”), the Persons signing this Agreement under the heading “Shareholders” (the “Shareholders”), and DXP ENTERPRISES, INC., a Texas corporation (the “Buyer”).

W I T N E S S E T H:

WHEREAS, the Seller desires to transfer to the Buyer the Business and certain of the properties, assets and liabilities related to the Business, and the Buyer desires to acquire such Business, properties and assets and assume such liabilities, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, the parties hereto desire to set forth certain representations, warranties and agreements, all as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, the parties hereto agree as follows:

PURCHASE AND SALE OF ASSETS

Transferred Assets.

Subject to the terms and conditions of this Agreement and in consideration of the obligations of the Buyer as provided herein, and except as otherwise provided in Section 1.2 hereof, at the Closing, the Seller shall sell, assign, transfer, grant, bargain, deliver and convey to the Buyer, free and clear of all Liens other than Permitted Liens, the Seller’s entire right, title and interest in, to and under any and all assets owned or used by the Seller in connection with or arising out of the Business of every type and description, tangible and intangible, wherever located and whether or not reflected on the books and records of the Seller (all of such assets, properties, rights and business being hereinafter sometimes collectively referred to as the “Transferred Assets”), including, but not limited to:

the Equipment, including the Equipment set forth in Schedule 1.1(a)(i) hereto, and all other tangible personal property (including supplies) held by Seller and used or useful in the Business;

all Inventories, including the Inventories set forth in Schedule 1.1(a)(ii) hereto;

all accounts receivable of the Seller and the Business (the “Accounts Receivable”), including the accounts receivable set forth in Schedule 1.1(a)(iii) hereto;

the Proprietary Information, including the name DELTA PROCESS EQUIPMENT or any derivative thereof, and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems or signs containing or comprising the foregoing;

subject to Section 1.1(b) hereof, all customer contracts, distributor agreements, unfilled or outstanding purchase orders, sales contracts, other commitments, contracts and engagements to which the Seller is entitled at the Closing and which relate to the Business (the “Assumed Contracts”), including without limitation those contracts set forth in Schedule 1.1(a)(v);

subject to Section 1.1(b), the lease agreements listed in Schedule 1.1(a)(vi) (the “Leases”);

all prepaid expenses and deposits made by the Seller, including those shown on Seller’s financial statements relating to the Transferred Assets and the Business and set forth in Schedule 1.1(a)(vii);

any goodwill associated with the Transferred Assets and the Business;

all Documents and Other Papers that are related to the Business or the other Transferred Assets, including Documents and Other Papers relating to products, services, marketing, advertising, promotional materials, Proprietary Rights, personnel files for Transferred Employees, customer lists and files and documents (including credit information to the extent legally transferable), and supplier lists, records and correspondence;

subject to Section 1.1(b) hereof, all licenses, permits, concessions, warrants, franchises and other governmental authorizations and approvals of all Governmental Entities required or appropriate for the conduct of the Business and the operation of the Transferred Assets as presently conducted or operated by the Seller and all rights and incidents of interest therein;

subject to Section 1.1(b) hereof, all rights of Seller under non-disclosure or confidentiality, non-compete or non-solicitation agreements with former employees, employees and agents of Seller or with third Persons to the extent relating to the Business or the Transferred Assets (or any portion thereof);

subject to Section 1.1(b) hereof, all rights of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold or services provided to Seller in connection with the conduct or operation of the Business or to the extent affecting any other Transferred Assets;

all third Person property and casualty insurance proceeds, and all rights to third Person property and casualty insurance proceeds, in each case to the extent received or receivable in respect of the Business; and

Seller’s cash and cash equivalents on hand as of the Closing Date.

The Seller shall use its reasonable best efforts to obtain such consents of third Persons as are necessary for the assignment of the Transferred Assets; provided, however, that Seller shall not be required to pay any amounts in respect of obtaining such consents. To the extent that any of the Transferred Assets are not assignable by the terms thereof or consents to the assignment thereof cannot be obtained as herein provided, the Transferred Assets shall be held by the Seller in trust for the Buyer and shall be performed by the Buyer in the name of the Seller and all benefits and obligations derived thereunder shall be for the account of the Buyer, provided, however, that where entitlement of the Buyer to such Transferred Assets hereunder is not recognized by any third Person, the Seller shall, at the request of the Buyer, enforce in a reasonable manner, at the cost of and for the account of the Buyer, any and all rights of the Seller against such third Person. Seller shall promptly pay over to the Buyer all money or other consideration received by it in respect of such entitlement of the Buyer.

As of the Closing, except as may be identified by Seller in writing delivered to Buyer at the Closing, all of the Transferred Assets shall be located at a Facility. With respect to any Transferred Assets not located at a Facility as of the Closing, the Seller shall notify each Person which may have possession of such Transferred Assets of the ownership and other rights of the Buyer of such Transferred Assets and shall inform them of their obligation to deliver possession of such Transferred Assets to the Buyer.

Excluded Assets

. Notwithstanding anything contained in Section 1.1(a) to the contrary, Seller is not selling, and Buyer is not buying, any of the following (collectively, the “Excluded Assets”):

those assets of the Seller, DCCI or the Shareholders listed or described on Schedule 1.2(a) hereto;

the bank account described on Schedule 1.2(b) hereto, and all cash in such account;

Seller’s minute books, Tax Returns and other corporate organizational documents and Seller’s financial statements and related documentation and bank records relating to the bank account described in Section 1.2(b); provided, however, that the Buyer shall be entitled to make and keep a copy of the foregoing at its expense; provided, further, that any documentation relating to Acquired Assets or Assumed Liabilities shall not be deemed Excluded Assets;

all rights, claims, counterclaims, credits, causes of action, lawsuits, judgments, demands or rights of set-off in favor of Seller arising out of or relating to the conduct of the Business prior to the date hereof other than with respect to the Transferred Assets;

Seller’s insurance policies; and

the country club membership described on Schedule 1.2(f) hereto.

Purchase Price

. In consideration of the transfer to the Buyer of the Transferred Assets, the Buyer shall at the Closing pay to the Seller $10,000,000 (the “Purchase Price”) and assume the Assumed Liabilities. At the Closing, the Buyer shall pay to the Seller by wire transfer of same day funds an amount equal to the Purchase Price.

Liabilities Assumed by the Buyer

. Subject to the terms and conditions contained in this Agreement, at the Closing Buyer will assume and agrees to pay or perform as and when due the following liabilities and obligations (the “Assumed Liabilities”):

accounts payable as of the Closing arising in the ordinary course and conduct of the Business and of the same type as reflected on the balance sheet dated February 28, 2007 (the “Reference Balance Sheet”);

all liabilities and obligations of Seller arising under the Assumed Contracts and Leases that are first required to be paid or performed from and after the Closing Date (but excluding any liabilities or obligations which are attributable to Seller’s violation, breach or default in respect of any Assumed Contract or Lease), including, without limitation, any amounts payable with respect to utility charges and other items of expense attributable to the conduct of the Business and first becoming due and owing on or after the Closing Date (whether or not such charges or expenses arise in respect of periods beginning prior to the Closing Date);

the obligations in respect of Transferred Employees as specifically set out in Article 6 of this Agreement and the liabilities, costs and expenses (including attorneys’ fees) for all employment claims that are filed by any Transferred Employee who accepts employment with the Buyer relating to arbitrations, unfair labor practice charges, employment discrimination charges, wrongful termination claims, workers’ compensation claims, any employment-related tort claim or other claims or charges of or by the Transferred Employees to the extent, but only to the extent, that the same result from the employment relationship between the Buyer and the Transferred Employee and conditions, actions or events or series of actions or events occurring on or subsequent to the Closing Date;

all liabilities for payroll Taxes, sales Taxes and general property Taxes of the Business or assessed against or pertaining to the Transferred Assets to the extent such first become due and owing (and are not past due) on or after the Closing Date (whether or not such Taxes arise in respect of periods beginning prior to the Closing Date);

all product warranty liabilities and obligations of Seller relating to products sold or services furnished by Seller prior to the Closing Date;

those liabilities and obligations specifically described on Schedule 1.4(f); and

all liabilities and obligations arising out of or related to the business, operations or activities conducted by the Buyer or any of its affiliates in connection with the Business or the Transferred Assets from and after the Closing Date.

Liabilities Not Assumed by the Buyer

. Except for the Assumed Liabilities, the Seller shall pay and discharge in due course all of its liabilities, debts and obligations, whether known or unknown, now existing or hereafter arising, contingent or liquidated (the “Retained Liabilities”), and the Buyer shall not assume, or in any way be liable or responsible for, any of such Retained Liabilities. Without limiting the generality of the foregoing, the Retained Liabilities shall include the following:

any liability or obligation of the Seller arising out of or in connection with, or the negotiation and preparation of this Agreement and any other agreement, certificate, Schedule, Exhibit or writing delivered to the Buyer pursuant to this Agreement and the consummation and performance of the transactions contemplated hereby (including as provided in Article 12 hereof), whether or not such transactions are consummated, including but not limited to any income Tax liability of the Seller so arising and all liabilities and obligations for any fees, commissions or like payments for having acted or claiming to have acted, directly or indirectly, as a broker, finder or financial advisor for the Seller, DCCI or the Shareholders in connection the transactions contemplated hereby;

all liabilities and obligations of Seller and the Business attributable to Seller’s violation, breach or default in respect of any Assumed Contract or Lease;

any liability or obligation for any and all Taxes of, or pertaining or attributable to, the Seller or the Business for any period that ends prior to the Closing Date and for which such Taxes became due and owing prior to the Closing Date;

all liabilities and obligations in respect of Employee Benefits and employees and former employees of the Seller and the Business except to the extent specifically assumed by the Buyer in respect of Transferred Employees as set out in Article 6 of this Agreement and all liabilities, costs and expenses (including attorneys’ fees) for all existing employment claims that have been filed by any employee or former employee of the Seller or the Business prior to the Closing Date relating to arbitrations, unfair labor practice charges, employment discrimination charges, wrongful termination claims, workers’ compensation claims, any employment-related tort claim or other claims or charges of or by employees of the Seller, or any thereof filed after the Closing Date, to the extent (and only to the extent) that the same result from the employment relationship between the Seller and the employee and conditions, actions or events or series of actions or events which occurred prior to the Closing Date;

all liabilities and obligations of Seller and the Business under any and all Contracts and Other Agreements between the Seller or the Business (other than the Lease Agreements) and any one or more officers, directors, shareholders or members of Seller or any of its affiliates; and

all product liabilities of Seller relating to products sold, distributed or manufactured by Seller prior to the Closing Date.

Transfer Taxes; Recording Fees.

The Buyer and the Seller acknowledge and agree that the Purchase Price includes and is inclusive of any and all sales, use, transfer or other similar Taxes imposed as a result of the consummation of the transactions contemplated by this Agreement. The Seller hereby agrees to indemnify the Buyer against, and agrees to protect, save and hold the Buyer harmless from, any loss, liability, obligation or claim (whether or not ultimately successful) for sales, use, transfer or other similar Taxes (and any interest, penalties, additions to tax and fines thereon or related thereto) imposed as a result of the consummation of the transactions contemplated by this Agreement.

The Buyer shall pay any and all recording, filing or other fees relating to the conveyance or transfer of the Transferred Assets from the Seller to the Buyer.

Allocation of Purchase Price.

Seller and Buyer have prepared an initial written statement setting forth the allocation of the Purchase Price among the Transferred Assets based on the Reference Balance Sheet and a copy of such written statement is attached hereto as Exhibit A. Prior to the Closing, Seller and Buyer shall agree upon a final allocation of the Purchase Price (the “Allocation”).

For federal income tax purposes (including, without limitation, the Buyer’s and the Seller’s compliance with the reporting requirements of Section 1060 of the Code), each of the Seller and the Buyer hereby agree to use the Allocation and to cooperate in good faith with each other in connection with the preparation and filing of any information required to be furnished to the Internal Revenue Service under Section 1060 of the Code (including, without limitation, Section 1060(b) and (e) of the Code) and any applicable regulations thereunder. Without limiting the generality of the preceding sentence, the Buyer and the Seller agree to (i) report such allocations to the Internal Revenue Service on Form 8594 and, if required, supplemental Forms 8594, in accordance with the instructions to Form 8594 and the provisions of Section 1060 of the Code and the applicable regulations thereunder, and (ii) coordinate their respective preparation and filing of each such Form 8594 and any other forms or information statements or schedules required to be filed under Section 1060 of the Code and the applicable regulations thereunder so that the Allocation and information reflected on such forms, statements and schedules shall be consistent.

Notwithstanding the foregoing provisions to this Section 1.7, the Buyer shall prepare and deliver to Seller from time to time revised statements of any Allocation to the extent that any matters need updating (including, without limitation, in respect of any adjustments under Section 10.8 hereof), which such revised statements shall be substantially consistent with the manner of Allocation previously agreed by the Seller and the Buyer.

CLOSING

Subject to the conditions set forth in this Agreement, the Closing shall take place at the offices of Jones Walker, LLP, located at 8555 United Plaza Boulevard, Suite 500 in Baton Rouge, Louisiana, at 10:00 a.m. on May 4, 2007 or at such other time, date and place as the parties hereto shall mutually agree upon in writing (the date the Closing actually occurs, the “Closing Date”). Failure to consummate the transactions contemplated hereby on such date shall not result in a termination of this Agreement or relieve any party hereto of any obligation hereunder. Title to, ownership of, control over and risk of loss of the Transferred Assets shall pass to the Buyer at 12:01 AM, in Baton Rouge, Louisiana as of the Closing Date.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER

Except as otherwise set forth in the correspondingly numbered section of the Disclosure Schedule attached hereto as Exhibit B, the Seller hereby represents and warrants to the Buyer and covenants and agrees as follows:

Corporate Matters

.

The Seller is a corporation organized, validly existing and in good standing under the laws of the State of Louisiana. The Seller is duly authorized, qualified and licensed and has all requisite power and authority under all applicable laws, ordinances and orders of public authorities to own, operate and lease its properties and assets and to carry on its business in the places and in the manner currently conducted. The Seller is qualified to transact business as a foreign corporation and is in good standing in each jurisdiction where the nature and extent of the Seller’s business or the character of its assets makes such qualification necessary, except where any such failures to qualify as could not reasonable be expected, individually or in the aggregate, to have a Material Adverse Effect. The Seller has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.

The Seller has no Subsidiaries.

Attached as Schedule 3.1(c) of the Disclosure Schedule is a true, correct and complete copy of the Articles of Incorporation certified by the Secretary of State of the State of Louisiana and the Bylaws certified by the corporate secretary of the Seller, in each case as amended and in full force and effect as of the date hereof and as of the Closing Date.

The Seller does not do business in any state or commonwealth under any name other than the corporate name set forth in the first paragraph of this Agreement.

DCCI holds of record and owns beneficially one hundred percent (100%) of all the issued and outstanding shares of the stock of Seller. The Seller is not a party to an option, warrant, purchase right, or other contract or commitment that could require the Seller to issue, sell, transfer or otherwise dispose of any stock of Seller.

Validity of Agreement and Conflict with Other Instruments.

This Agreement has been duly authorized by the Seller and DCCI. No further corporate action is necessary on the part of the Seller to execute and deliver this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller, DCCI and the Shareholders and is a legal, valid and binding obligation of the Seller, DCCI and the Shareholders enforceable against each in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies.

The execution, delivery and performance of this Agreement and the other agreements and documents to be delivered by the Seller, DCCI and the Shareholders to the Buyer, the consummation of the transactions contemplated hereby or thereby, and the compliance with the provisions hereof or thereof, by the Seller, DCCI and the Shareholders will not, with or without the passage of time or the giving of notice or both:

conflict with, constitute a breach, violation or termination of any provision of, or give rise to any right of termination, cancellation or acceleration, or loss of any right or benefit or both, under, any Contract and Other Agreement to which the Seller is a party or by which any of its properties or assets is bound;

result in an acceleration or increase of any amounts due with respect to the Trade Payables constituting part of the Assumed Liabilities;

conflict with or violate the Articles of Incorporation or Bylaws of the Seller;

result in the creation or imposition of any Lien on any of the Transferred Assets; or

violate any law, statute, ordinance, regulation, judgment, writ, injunction, rule, decree, order or any other restriction of any kind or character applicable to the Seller or any of Seller's properties or assets;

other than violations, defaults or conflicts that would not materially and adversely affect the ability of the Seller to consummate the transactions provided for in this Agreement.

Attached as Schedule 3.2(c) of the Disclosure Schedule are true, correct and complete copies of the resolutions adopted by the Seller's Board of Directors and DCCI approving this Agreement and the transactions contemplated hereby. Such resolutions were adopted by unanimous written consents. Such resolutions are in full force and effect without amendment or modification.

Approvals, Licenses and Authorizations.

Except as set forth on Schedule 3.3(a) of the Disclosure Schedule (as disclosed, the “Required Consents”), no order, license, consent, waiver, authorization or approval of, or exemption by, or the giving of notice to, or the registration with, or the taking of any other action in respect of, any Person not a party to this Agreement, including any Governmental Entity, and no filing, recording, publication or registration in any public office or any other place is necessary on behalf of the Seller to authorize the execution, delivery and performance of this Agreement or any other agreement contemplated hereby to be executed and delivered by them and the consummation of the transactions contemplated hereby or thereby (including, but not limited to, assignment of the Transferred Assets and the use and occupation of the Facilities by the Buyer in the same manner as currently used and occupied by the Seller), or to effect the legality, validity, binding effect or enforceability thereof.

Schedule 3.3(b) of the Disclosure Schedule contains a list of all material licenses, permits, concessions, warrants, franchises and other governmental authorizations and approvals of all Governmental Entities required or appropriate for the conduct of the Business and the operation of the Transferred Assets as presently conducted or operated. Except as set forth on Schedule 3.3(b) of the Disclosure Schedule, all of such licenses, permits, concessions, warrants, franchises and other governmental authorizations and approvals have been duly obtained and are in full force and effect and no violations are in existence or have been recorded, and no proceeding is pending or, to the best knowledge of the Seller, threatened with respect to the revocation or limitation thereof. The Seller has complied with all laws, rules, regulations and orders applicable to the operation, conduct and maintenance of the Business, except for violations that would not have a Material Adverse Effect.

Title to and Condition of Transferred Assets.

The Seller leases all of the Facilities. Each of the Facilities is in reasonable condition for the operation of the Business as the same is currently being conducted by the Seller. Seller is not in default under any of the leases for a Facility and, to the knowledge of the Seller, no event has occurred and no circumstances exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. The Seller has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Seller under any of the leases for a Facility and no party to any of such leases has exercised any termination rights with respect thereto.

All Equipment (excluding Equipment that does not have a cost basis of $10,000 or more as of the date of this Agreement) is set forth in Schedule 1.1(a)(i) hereto. Except as set forth in Schedule 3.4(b) of the Disclosure Schedule, the Seller has good and marketable title to all of the Equipment and all of the Equipment is in the Seller’s possession.

All Inventories as of the date of this Agreement are set forth in Schedule 1.1(a)(ii) hereto. The Seller has good and marketable title to all Inventories free and clear of all Liens other than Permitted Liens and those Liens set forth in Schedule 3.4(c) of the Disclosure Schedule, which Liens set forth on such schedule shall be released on or prior to the Closing, and such Inventories are in a good and marketable condition and are saleable in the ordinary course of the Business. The Inventories constitute sufficient quantities for the normal operation of the Business in the ordinary course in accordance with past practice.

The Accounts Receivable are owned by the Seller free and clear of all Liens other than Permitted Liens and those Liens set forth in Schedule 3.4(d) of the Disclosure Schedule, which Liens set forth on such schedule shall be released on or prior to the Closing. All Accounts Receivable were generated in the ordinary course of business. Except as set forth on Schedule 3.4(d) of the Disclosure Schedule, the Seller is unaware of any existing facts or circumstances that could reasonably be expected to result in the Accounts Receivable not being fully collected in accordance with their terms.

The Seller owns or possesses licenses or other rights to use, and will at the Closing transfer to the Buyer, all rights to all Proprietary Rights necessary for the conduct of the Business as currently conducted. Set forth in Schedule 1.1(a)(iv) is a complete and accurate list of all patents, trademarks and licenses the Seller owns or possesses or otherwise has rights to use pertaining to the Business. No licenses, sublicenses, covenants or agreements have been granted or entered into by the Seller in respect of the items listed in Schedule 1.1(a)(iv) except as noted in Schedule 3.4(e) of the Disclosure Schedule. The Seller has not received any notice of infringement, misappropriation or conflict from any other Person with respect to such Proprietary Rights, and the conduct of the Business has not infringed, misappropriated or otherwise conflicted with any Proprietary Rights of any such Person. The Seller has not given indemnification for patent, trademark, service mark or copyright infringements except to licensees or customers in the ordinary course of business. All of the Proprietary Rights that are owned by the Seller are owned free and clear of all Liens except for Permitted Liens or as set forth in Schedule 3.4(e) of the Disclosure Schedule and all such Proprietary Rights will be transferred to the Buyer free and clear of all Liens other than Permitted Liens. All Proprietary Rights that are licensed to the Seller by third parties are licensed pursuant to valid and existing license agreements and such interests are not subject to any Liens other than those under the applicable license agreements. The consummation of the transactions contemplated by this Agreement will not result in the loss of any Proprietary Rights, unless, with respect to such Proprietary Rights licensed to the Seller by third parties a Required Consent is necessary and is not obtained.

The Seller owns or has rights to use, and is transferring to the Buyer hereunder, the Transferred Assets that, together with the Seller’s agreements hereunder and the Lease Agreements, are necessary for the conduct of the Business in the ordinary course consistent with past practices. The conduct of the Business in the ordinary course is not dependent upon the right to use the property of others, except such property as is leased or licensed to the Seller pursuant to any of the Transferred Assets.

Contracts and Commitments.

Except as set forth in Schedule 3.5(a) of the Disclosure Schedule and except for the Retained Liabilities, the Seller is not a party to or bound by:

any agreement, contract or commitment requiring the expenditure, or series of related expenditures, of funds in excess of $10,000 (other than purchase orders arising in the ordinary course of business);

to the best knowledge of Seller, any agreement, contract or commitment requiring the provision of goods or services as a price less than the Seller’s cost of producing such goods or providing such services;

any agreement, contract or commitment requiring the payment for goods or services whether or not such goods or services are actually provided;

any loan or advance to, or investment in, any Person in an amount greater than $5,000 (other than trade payables arising in the ordinary course of business) or any agreement, contract, commitment or understanding relating to the making of any such loan, advance or investment;

any contract, agreement, indenture, note or other instrument relating to the borrowing of money or any guarantee or other contingent liability in respect of any obligation of any other Person (other than the endorsement of negotiable instruments for deposit or collection in the ordinary course of business);

any management service, employment, consulting or other similar type contract or agreement;

any agreement, contract or commitment that prohibits the Seller or the Business from engaging in any line of business or competing with any Person or engaging in any business or activity in any geographic area;

any agreement or contract obligating the Seller or any owner of the Business or the Transferred Assets to provide for indemnification or contribution with respect to any matter;

any agreement, contract or commitment, or series of related agreements, contracts or commitments, not entered into in the ordinary course of business for the Business;

any sales, distributorship or similar agreement relating to the products sold or services provided by the Seller;

any license, royalty or similar agreement; or

any agreement, contract or commitment between, with or among the Seller and any current or former officer, director, shareholder, partner, member or any member of his or her immediate family or an of their respective affiliates.

Seller is not in breach of any provision of, or is in default (or knows of any event or circumstance that with notice, or lapse of time or both, would constitute an event of default) under the terms of, any of the Contracts and Other Agreements that constitute a part of the Transferred Assets. All of the Contracts and Other Agreements that constitute a part of the Transferred Assets are in full force and effect. The Seller is not aware of any pending or threatened disputes with respect to any of the Contracts and Other Agreements.

Except for the Required Consents, each Contract and Other Agreement that constitute a part of the Transferred Assets may be validly assigned by Seller to Buyer without the consent, approval or waiver of any other party and without resulting in any breach, violation or right of termination, or increase or acceleration of any amounts due thereunder, of and from the Seller, the Business and the Buyer in respect of such assignment and transfer.

Financial Statements.

Attached as Schedule 3.6(a) of the Disclosure Schedule are true, correct and complete copies of (i) the audited balance sheet of the Seller as of December 31, 2004 and the unaudited balance sheet of the Seller as of December 31, 2005 and December 31, 2006, and (ii) the audited statement of income of the Seller for the 12 month period ended December 31, 2004 and the unaudited statement of income of the Seller for the 12 month period ended December 31, 2005 and December 31, 2006; and (iii) the unaudited balance sheet of the Seller and the unaudited statement of income for the Seller as of and for the three month period ended March 31, 2007 (collectively, the “Financial Statements”). The Financial Statements:

fairly present the financial position of the Seller as of their respective dates and the results of operations of the Seller for the periods indicated therein;

have been prepared on a consistent basis throughout the periods covered thereby; and

fairly present in all material respects the financial position of the Seller as of the respective dates of the balance sheets and the results of its operations for the respective periods indicated.

The values at which the Inventories are carried on the Financial Statements reflect normal and consistent inventory valuation policies of the Seller.

Taxes.

All material Tax Returns that are required to be filed (taking into account all extensions) on or before the Closing Date for, by or on behalf of the Seller, the Business and the Transferred Assets have been or will be filed by the Seller with the appropriate foreign, federal, state and local authorities at or prior to the time they are due, and all Taxes shown to be due and payable on, or otherwise related to, such Tax Returns, the failure to make payment of which could be material to the Business or the Transferred Assets, have been or will be timely paid in full by Seller.

All such Tax Returns and the information and data contained therein have been or will be completed in all material respects, fairly present or will fairly present in all material respects the information purported to be shown therein, and reflect or will reflect all liabilities for Taxes for the periods covered by such Tax Returns.

None of such Tax Returns are now under audit or examination by any foreign, federal, state or local authority and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Tax or deficiency of any nature against the Seller, the Business or the Transferred Assets or any suits or other actions, proceedings, investigations or claims now pending or threatened against the Seller, the Business or the Transferred Assets with respect to any Tax, or any material matters under discussion with any foreign, federal, state or local authority relating to any Tax or any claims for any additional Tax asserted by any such authority.

All Taxes due and owing from the Seller or assessed and due and owing against the Business or the Transferred Assets on or before the Closing Date have been or will be timely paid by Seller.

All withholding Tax and Tax deposit requirements imposed on the Seller and applicable to the Business for any and all periods prior to the Closing Date have been or will be timely satisfied by Seller.

The Seller has made or will make adequate provision in Seller’s financial statements for the payment in full of any and all unpaid Taxes which in any way may affect the Transferred Assets or the Business for any and all periods or portions thereof ending before the Closing Date.

No Violations or Litigation.

Seller has not materially violated, and is not currently in material violation of, any order of any Governmental Entity or any law, ordinance, regulation, order, requirement, statute, rule, permit, concession, grant, franchise, license or other governmental authorization relating or applicable to the Seller, the Business or to any of the Seller’s properties, assets or operations, including without limitation, the Transferred Assets and the Facilities.

There is no action, suit, claim or legal, administrative, arbitration or other proceeding, or any change in any zoning or building ordinance, pending or, to the Seller’s knowledge, threatened against or affecting the Seller, the Business, the Facilities or any of the Transferred Assets, at law or in equity, before or by any Governmental Entity and, to the Seller’s knowledge, there is no investigation and no basis otherwise exists for any such action, suit, claim, investigation or proceeding.

No Adverse Changes or Events

. Since January 1, 2007, except as set forth on Schedule 3.9 of the Disclosure Schedule, the Business has been consistently operated only in the ordinary course and there has not been:

any adverse occurrence, event, circumstance, change or combination thereof in the financial condition, assets, liabilities (contingent or otherwise), results of operations or business of the Seller, except for such changes that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect;

any damage, destruction or loss, whether or not covered by insurance, adversely affecting any Transferred Asset or the Business having a replacement cost of more than $25,000 for any single loss or $50,000 for all such losses;

any award or payment of any bonuses to directors, officers, employees or former employees, agents or representatives of the Seller or the Business, except to the extent accrued on the balance sheet as of December 31, 2006, or any increase (or payment in respect of any increase) in the compensation or rate of compensation or commissions or bonuses payable, or to become payable, by the Seller or in respect of the Business to any employee of Seller, any payment or accrual of, or commitment with respect to, any bonus plan, severance arrangement or other Employee Benefits that is not consistent with past practice, or any change or modification to any severance arrangement or other Employee Benefits;

any debt, obligation or liability issued, incurred or created by the Seller, other than the incurrence of trade payables of the Business arising in a manner consistent with the past practice of the Business and in the ordinary course, or any assumption, guarantee, endorsement or other responsibility of or by the Seller for the liability or obligation of any other Person (whether absolute, accrued, contingent or otherwise) not arising in a manner consistent with the past practice of the Business and in the ordinary course;

any mortgage, pledge or creation of any Lien with respect to any of the Transferred Assets, and any discharge or satisfaction of any Lien or payment of any obligation or liability of Seller except in a manner consistent with past practice of the Business and in the ordinary course;

any sale, assignment, transfer, conveyance, license or sublicense or other disposition or lapse of any Proprietary Rights or disclosure to any Person (other than to the Buyer, employees of the Seller in the scope of their employment or otherwise in the ordinary course of business consistent with past practice) of any Proprietary Rights material to the Business;

any write up or write down in the value of any Equipment or Inventories;

any cancellation or compromise of any material claims, institution or settlement of any material legal proceeding, or any waiver of any other material rights relating to the Business, or any sale, transfer or other disposition of any properties or assets, real, personal or mixed, tangible or intangible, material to the Business (other than sales of Inventory in the ordinary course of business consistent with past practice);

any change in the Seller’s method, principles or polices of accounting for financial, Tax or other purposes;

any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of Seller or any repurchase, redemption or other acquisition by Seller of any outstanding shares of capital stock or other securities of, or other ownership interest in, Seller;

any election or rescission of any election relating to Taxes, or settlement or compromise of any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable law, any change made to any of Seller’s methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its most recently filed federal Tax Returns, in each case, to the extent related to the Business or the Transferred Assets;

any failure to pay and discharge current liabilities in a manner consistent with past practice of the Business and in the ordinary course;

any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person;

any capital expenditures or commitment to make any capital expenditures by the Seller or in respect of the Business other than such expenditures arising in the ordinary course consistent with past practice;

any loan to or other transaction with any of its shareholders (including, without limitation, DCCI or the Shareholders), affiliates, officers, directors or partners, except for advances and reimbursements to employees for business expenses in the ordinary course of business;

any material change in the customary methods used in operating the Business (including the pricing practices) or any material change in the sales operations; or

any agreement, commitment, arrangement or entry into any understanding to do anything set forth in subsections (a)-(p) above.

Environmental Matters.

Neither the Seller nor, to the knowledge of the Seller, any prior owner or operator of the Business, any of the Facilities or the Transferred Assets has caused or allowed the generation, use, treatment, storage, or disposal of Hazardous Materials at any site (including any Facility) owned, leased or operated by the Seller or used in the Business, except in accordance with all applicable Environmental Laws or except to the extent the same would not result in any material liability, contingent or otherwise, to the Buyer or its affiliates.

The Seller does not own or lease any real property, improvements or related assets that form a part of the Facilities, the Transferred Assets or the Business and that have been subject to the release of any Hazardous Materials except to the extent that the same would not result in any material liability, contingent or otherwise, to the Buyer or its affiliates.

Except as set forth on Schedule 3.10 of the Disclosure Schedule, the Seller has secured all Environmental Permits necessary to conduct and operate the Business as currently conducted by the Seller and the Facilities and the Seller is in material compliance with such permits.

Except as set forth on Schedule 3.10 of the Disclosure Schedule, the Seller has not received any notice, nor is it aware, of any proposal to amend, revoke or replace any Environmental Permit, or requiring the issuance of any additional Environmental Permit.

The Seller has not received inquiry or notice nor does it have any reason to believe that it is likely to receive inquiry or notice of any actual or potential proceedings, claims, lawsuits or losses related to or arising under any Environmental Law.

The Seller is not currently operating or required to be operating under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, and/or corrective action decree, order or agreement issued or entered into under any federal, state or local statute, regulation or ordinance regarding the environment and/or health or safety in the work place.

Neither the Seller nor, to the knowledge of the Seller, any prior owner or operator of the Business, any of the Facilities or the Transferred Assets has transported, arranged for the transportation of or disposed of any substance in a manner that may lead to claims against the Buyer for clean-up costs, remedial work, damages to natural resources or for personal injury claims.

The Facilities, the Transferred Assets and the Business are in compliance in all material respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations established under Environmental Laws.

Condition of Inventories and Equipment

. Except as expressly provided herein (including Section 3.13 hereof), the Inventories and Equipment included in the Transferred Assets are being sold, transferred and conveyed “AS IS, WHERE IS,” and the Seller makes NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THEIR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Without limiting the generality of the foregoing, Seller makes no representations or warranties to Buyer with respect to any projections, estimates or budgets heretofore delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Seller.

Undisclosed Liabilities

. The Seller does not have any material liabilities or obligations of any nature, whether accrued, absolute, contingent, unliquidated, civil, criminal or otherwise, and whether due or to become due, other than liabilities that (a) are reflected or reserved against in the Reference Balance Sheet, (b) are disclosed in any Schedule (or in any plan, instrument, lease or agreement referred to therein) or Exhibit hereto, (c) are liabilities incurred since December 31, 2006, in the ordinary course of business that would not have a Material Adverse Effect, and (d) liabilities under Contracts and Other Agreements that are not due and have not arisen in respect of any breach or violation of, or default under, any provision thereof.

Warranties and Product Liability

. Except for warranties implied by law or set forth in written agreements between the Seller and its customers, the Seller has not given or made any warranties in connection with the sale or rental of goods or services, including, without limitation, warranties covering the customer’s consequential damages. To the Seller’s knowledge, there are no facts or the occurrence of any events forming the basis of any present claim against the Seller and the Seller does not have any reason to believe the Business will likely be subject to any such claim with respect to warranties relating to products manufactured, sold or distributed by the Seller or services performed by the Seller, except any claim that would not individually or in the aggregate with all such claims exceed $100,000.

Employee Matters.

There are no collective bargaining or other labor union agreements to which the Seller is a party or by which it or the Business is bound. To the best knowledge of the Seller, it has not encountered any labor union organizing activity or had any actual or threatened employee strikes, work stoppages, slowdowns or walkouts.

Schedule 3.14 of the Disclosure Schedule sets forth all Employee Benefits. The Seller does not contribute to or have an obligation to contribute to, and has not at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to, a multi-employer plan within the meaning of Section 3(37) of ERISA.

The Seller does not have any defined benefit plan or employee benefit plan. Seller does have plan(s) established pursuant to Section 401(k) of the Code.

No lawsuit, complaint or investigation or governmental audit has been noticed, initiated or filed with respect to any employee benefit plan. The Seller has not incurred any liability to the PBGC or otherwise under Title IV of ERISA.

Attached as Schedule 3.14(e) to the Disclosure Schedule is a list of the current employees and their respective total compensation paid by the Seller during 2006 and their respective rates of compensation for 2007.

Seller is in material compliance with all laws relating to the employment of labor, including all such laws relating to wages, hours, the Worker and Retraining Notification Act of 1988, as amended (“WARN”) and any similar state or local “mass layoff” or “plant closing” law, collective bargaining, discrimination, safety and health and the collection and payment of withholding and/or social security Taxes and any similar Tax. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Seller or the Business within the six months prior to Closing.

Finder’s Fees

. Neither the Seller nor any affiliate of the Seller has employed or retained any investment banker, broker, agent, finder or other party, or incurred any obligation for brokerage fees, finder’s fees or commissions, with respect to the sale by the Seller of any of the Transferred Assets or with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby any party hereto may be obligated to pay such a fee or commission.

Bank Accounts

. Schedule 3.16 of the Disclosure Schedule contains a complete and correct list of (a) the names and locations of all banks at which the Seller maintains accounts or safe deposit boxes of the Business, (b) the account numbers of all such accounts and (c) the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 3.16 of the Disclosure Schedule, no person holds a power of attorney to act on behalf of Seller.

Insurance

. Seller has insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of law and all Contracts and Other Agreements to which Seller or the Business is a party or by which any of the Transferred Assets is bound and (b) which are in such amounts, with such deductibles and against such risks and losses, as are reasonable for the maintenance of the Facilities, the Business and the Transferred Assets. Set forth in Schedule 3.17 of the Disclosure Schedule is a list of all insurance policies and all fidelity bonds held by or applicable to the Facilities, the Business or the Transferred Assets setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as follows:

Corporate Matters

. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Buyer has full corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by the Buyer and is a legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Buyer will not violate any provision of, or constitute a default under, any contract or other agreement to which the Buyer is a party or by which it is bound, or conflict with its Articles of Incorporation or Bylaws, other than violations, defaults or conflicts that would not materially and adversely affect the ability of the Buyer to consummate the transactions provided for in this Agreement.

Finder’s Fees

. Neither the Buyer nor any affiliate of the Buyer has employed or retained any investment banker, broker, agent, finder or other party, or incurred any obligation for brokerage fees, finder’s fees or commissions, with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby any party hereto other than Buyer may be obligated to pay such a fee or a commission.

ACCESS TO INFORMATION BY THE BUYER

Prior to Closing

. Prior to the Closing, Seller will furnish the Buyer and its employees, officers, accountants, attorneys, agents, investment bankers and other authorized representatives with all financial, operating and other data and information concerning the Business, commitments and properties of the Seller as the Buyer shall from time to time reasonably request and will afford the Buyer and its employees, officers, accountants, attorneys, agents, investment bankers and other authorized representatives reasonable access to the Seller’s offices, properties, books, records, contracts and documents (including Tax Returns filed and those in preparation) and will be given the opportunity to ask questions of, and receive answers from, representatives of the Seller with respect to the Business, the Contracts and Other Agreements, the Transferred Assets and the other properties of the Seller. Notwithstanding the foregoing, Seller shall not be required to disclose any information if such disclosure would contravene any applicable law. No investigations by the Buyer or its employees, representatives or agents shall reduce or otherwise affect the obligation or liability of the Seller with respect to any representations, warranties, covenants or agreements made herein or in any Exhibit, Schedule or other certificate, instrument, agreement or document, including the Disclosure Schedule, executed and delivered in connection with this Agreement.

Public Information

. Until the Closing or termination hereof, the Buyer and the Seller will consult in advance on the necessity for, and the timing and content of, any communications to be made to the public and to the form and content of any application or report to be made to any Governmental Entity that relates to the transactions contemplated by this Agreement and, except with respect to public announcements or disclosures in response to legal requirements (including, without limitation, requirements under the Federal securities laws in connection with any registration, sale or purchase of securities), all such public announcements and disclosures shall require the consent of the Buyer and the Seller, which consent shall not be unreasonably withheld, delayed, denied or conditioned. Each of the Buyer, the Seller, DCCI and the Shareholders agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable law and only to the extent required by such law. The Seller will reasonably cooperate with the Buyer and its employees, officers, accountants, attorneys, agents and other authorized representatives in the preparation of any documents or other materials that may be required by any Governmental Entity.

EMPLOYEE MATTERS

Hiring of Transferred Employees

. The Buyer shall offer employment (on an “at will basis”) to all of the Seller’s active hourly employees and other active salaried employees as of the Closing (collectively, those accepting such employment, the “Transferred Employees”). The Buyer will give credit, under the Buyer’s employee plans and policies, for all unused vacation and sick days of the Transferred Employees accrued as of and at the Closing Date under the employee plans and policies of the Seller for calendar year 2007, and will, in accordance with and subject to applicable laws, permit the Transferred Employees to “rollover” their benefits in the Seller’s Section 401(k) plan (including any outstanding loans thereunder) into the Section 401(k) plan maintained by the Buyer generally for the benefit of the Buyer’s employees. Except for the foregoing, the Buyer shall not assume any liabilities or obligations of the Seller with respect to its employees and will have complete discretion as to the terms of employment (including wages and position) that are offered to the Transferred Employees. Schedule 6.1 of the Disclosure Schedule sets forth a list of all of the employees of the Seller as of the date hereof and their respective accrued unused vacation and sick days and outstanding balances of accounts under the Seller’s 401(k) plan and, if applicable, any loan amounts outstanding from such respective employees under the 401(k) plan. No later than two (2) Business Days prior to the Closing Date, the Seller shall deliver an updated Schedule 6.1 and the Buyer will be entitled to rely definitively on the information presented in the updated Schedule 6.1 for purposes of fulfillment of its obligations hereunder. Nothing contained in this Section 6.1 is intended to confer upon any of the Seller’s employees any right to continued employment after evaluation by the Buyer of its employment needs after the Closing Date. Notwithstanding any other provision of this Agreement, the parties hereto do not intend to create any third-party beneficiary rights respecting any of the Seller’s employees or former employees as a result of the provisions herein and specifically hereby negate any such intention.

 Employee Benefits.

Except as expressly provided under Section 6.1, the Buyer shall not be liable or obligated under any Employee Benefits of the Seller or its employees, and the Seller expressly acknowledges that it has sole liability for all employee benefit costs accrued as of the Closing whether or not any or all of such employees are subsequently hired by the Buyer. Without limiting the generality of the foregoing, the Seller acknowledges and agrees that the Buyer does not assume the sponsorship of, the responsibility of contributions to, or any liabilities in connection with any employee benefit plan maintained by the Seller for active employees, retirees, former employees, their beneficiaries or any other Person, including any employee pension benefit plan within the meaning of Section 3(2) of ERISA, employee welfare plan within the meaning of Section 3(1) of ERISA and any personnel policy, stock option plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding.

With respect to Transferred Employees, the Seller will remain responsible for medical expenses covered under its plans (i) actually incurred prior to the Closing Date or (ii) actually incurred with respect to any hospitalization that began prior to the Closing Date until such hospitalization ends (as required under such plans), and the Buyer will be responsible for all other medical expenses incurred on or after the Closing Date to the extent covered under its plans without the application of any waiting period for coverage generally applicable to newly hired employees. The Seller shall provide medical coverage to the Transferred Employees with respect to any pre-existing medical conditions to the extent required by applicable law. To the fullest extent permitted under its applicable policies of insurance, the Seller shall maintain health, hospitalization, life, travel and accident insurance coverage for the Transferred Employees in effect for so long as Buyer shall request; provided, that Buyer shall be responsible for all costs (if any) of maintaining such policies for all periods beginning on the first day of the month following the month in which the Closing Date falls. The cost of such insurance coverage from and after the Closing Date shall be borne by the Buyer. The Seller shall cooperate with the Buyer to provide continuity of such insurance coverage to such employees. The Seller shall be exclusively responsible for complying with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) with respect to its employees (including the Transferred Employees) and their qualified beneficiaries by reason of any such employees’ termination of employment with the Seller until the Closing Date, at which point the Buyer shall be exclusively responsible for complying with COBRA with respect to the Transferred Employees and any “M+A Qualified Beneficiaries” (as defined in Treasury Regulation Section 54.4980B-9 Q/A-4), in accordance with the Treasury Regulations governing asset sales in which the Seller ceases to provide any group health plan, at Treasury Regulation Section 54.4980B-9 Q/A-8(c).

With respect to the Transferred Employees, the Buyer shall take all actions necessary to cause Buyer’s 401(k) plan to recognize the service that the Transferred Employees had in the Seller’s 401(k) plan, for purposes of determining such Transferred Employees’ eligibility to participate in, and vesting under, the Buyer’s 401(k) plan.

Reporting of Data

. The Buyer and the Seller shall complete and furnish to each other such other employee data as shall be reasonably required from time to time for each party to perform and fulfill its obligations under this Article 6. In addition to, and not in limitation of, the obligations under the immediately preceding sentence, pursuant to the “Standard Procedure” provided in Section 4 of Revenue Procedure 2004-53. 2004-34 IRB 320, (i) the Buyer and the Seller shall report on a predecessor/successor basis as set forth therein, (ii) the Seller will not be relieved from filing a Form W-2 with respect to any Transferred Employees, and (iii) the Buyer will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee only with respect to the portion of the year during which such Transferred Employees are employed by the Buyer that includes the Closing Date, excluding the portion of such year that such Transferred Employee was employed by the Seller.

ADDITIONAL AGREEMENTS

Conduct of the Business

. The Seller, DCCI and the Shareholders (as applicable) covenant and agree with the Buyer that from and after the date hereof until the Closing, except as expressly authorized by this Agreement or expressly consented to in writing by the Buyer (such consent not to be unreasonably withheld in respect of any request for the actions described in subsection (i) hereof to the extent that such action would be in the ordinary course for the Business or otherwise would not result in any adverse effect to the Business), the Seller shall:

operate the Business and the Transferred Assets only in the usual, regular and ordinary manner with a view to maintaining the goodwill that the Seller now enjoys and, to the extent consistent with such operation, will use all reasonable efforts to preserve intact its present business organization, keep available the services of its employees and preserve its relationship with its customers, suppliers, jobbers, distributors and other Persons having business relations with it;

use all reasonable efforts to maintain the Transferred Assets in a state of repair, order and condition consistent with its usual practice in connection with the Business;

maintain its books of account and records relating to the Business in the usual, regular and ordinary manner, in accordance with the Seller’s usual accounting practices applied on a consistent basis;

comply in all material respects with all statutes, laws, orders and regulations applicable to it and to the conduct of the Business;

not sell, assign, transfer, lease or otherwise dispose of any Proprietary Rights, Equipment or any of the other Transferred Assets, except for dispositions of Inventories for value in the usual and ordinary course of business;

preserve and maintain all rights that it now enjoys in and to the Proprietary Rights;

not mortgage, pledge or otherwise create a security interest in any of the Transferred Assets or permit there to be created or exist any Liens thereon that would not be released upon the transfer of the Transferred Assets to the Buyer pursuant to this Agreement;

not enter into any contract, commitment or lease in relation to the Business that is not in the ordinary course of the Business;

not amend, modify or consent to the termination of any Assumed Contract or Lease or waive any of the Seller’s rights with respect thereto;

not grant any increase in the compensation or rate of compensation or commissions or bonuses payable to or severance obligations for any of the Transferred Employees or in any bonus plan and not transfer or otherwise change any of the terms or conditions of employment of any of the Transferred Employees;

not permit any insurance policy naming it as a beneficiary or a loss payee relating to the Business or the Transferred Assets to be canceled or terminated or any of the coverage thereunder to lapse unless simultaneously with such termination or cancellation replacement policies providing substantially the same or better coverage are in full force and effect;

pay when due all trade payables and all payments required by any of the Contracts and Other Agreements, and all Taxes of the Seller or with respect to the Business or the Transferred Assets that are or become due and owing, other than Taxes that are being contested in good faith and which would not result in a Lien being imposed on any of the Transferred Assets;

not change or modify its credit or collection policies, procedures or practices, including acceleration of collections or receivables (whether or not past due);

promptly notify the Buyer in writing if the Seller becomes aware of any change that shall have occurred or that shall have been threatened (or any development that shall have occurred or that shall have been threatened involving a prospective change) in the Transferred Assets or the Business that would reasonably be expected to have a Material Adverse Effect, whether or not occurring in the ordinary course of business; and

not agree to anything prohibited by this Section 7.1 or which would make any of the representations and warranties of Seller in this Agreement untrue or incorrect.

Information

. During the period from the date of this Agreement to the Closing Date, the Buyer and the Seller will promptly inform the other in writing of any claim, action or any proceeding commenced against such party with respect to the transactions contemplated by this Agreement or any assets or property of the Seller or the Business.

Required Consents

. The Seller, DCCI and the Shareholders shall use their reasonable best efforts to obtain those Required Consents described on Schedule 7.3 (the “Closing Consents”). Notwithstanding anything in this Agreement to the contrary, in no event shall the Seller, DCCI or the Shareholders have any liability to the Buyer in the event Buyer is unable to obtain any Required Consent.

Delivery of and Access to Corporate Documents and Assistance.

At the Closing, the Seller shall deliver to the Buyer at the Facilities all Documents and Other Papers constituting Transferred Assets or relating to the Assumed Liabilities, including, without limitation, all files relating to the Trade Payables, computer disks reflecting any books or records, documents or other papers, or other information or data relating to the operation of the Business or the Transferred Assets or customer records and sales history stored on any electronic media, including computers. The Seller, however, shall be entitled to retain all Documents and Other Papers constituting Excluded Assets. For a period of four years after the Closing Date, each of Buyer and Seller will retain such Documents and Other Papers retained or obtained by it pursuant to this Section 7.4(a). During such period, each of Buyer and Seller will afford duly authorized representatives of the other reasonable access during normal business hours to all of such records and will permit such representatives, at the requesting party’s expense, to make copies of any of such records as may be reasonably required by the other; provided, however, that (i) any such access shall be had or done in such a manner so as to not unreasonably interfere with the normal conduct of the Business or the business of Buyer and its affiliates or the Seller and its affiliates (as the case may be), (ii) neither the Buyer nor the Seller shall be required to provide access to any confidential record or records, the disclosure of which would violate any governmental statute or regulation, and (iii) neither the Buyer nor the Seller shall be required to provide access to any confidential record or records, the disclosure of which would cause it or any of its respective affiliates to waive its attorney-client privilege or attorney work product privilege.

In addition to, and not in limitation of subsection (a) above, the Seller, DCCI and the Shareholders, if requested by the Buyer and at Buyer’s expense, shall make available to Buyer and its representatives financial and accounting records of the Business in the Seller’s, DCCI’s or the Shareholders’ custody or control, including, without limitation, by causing its accountant to provide the Buyer with access to such firm’s work papers in support of the Business, in order that Buyer may prepare financial statements of the Business in connection with the filing by the Buyer of a Current Report on Form 8-K (if necessary) with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder in connection with the transactions contemplated hereby, and to comply with any other financial disclosure requirements with respect to the Business applicable to Buyer under the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and the rules and regulations thereunder. Notwithstanding anything in this Section 7.4(b) to the contrary, in no event shall the Seller, DCCI or the Shareholders have any liability to Buyer or any third party with respect to any records made available to the Buyer or its representatives pursuant to this Section 7.4(b), except for any claim or action based on fraud or as otherwise expressly provided under the representations and warranties contained in Article 3 hereof.

Further Assurances

. Each party hereto shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to the any other party such bills of sale, assignments, assumptions and other instruments of transfer, assignment and conveyance, in form and substance reasonably satisfactory to counsel for the requesting party, as shall be necessary to vest in the Buyer all the right, title and interest in and to the Transferred Assets free and clear of all Liens (including the release of all Liens of record) and all obligations for the Assumed Liabilities, and shall use its reasonable best efforts to cause to be taken such other action as a party reasonably may require to more effectively implement and carry into effect the transactions contemplated by this Agreement.

Nondisclosure of Proprietary Information

. The Seller, DCCI and the Shareholders agree that, from and after the Closing Date, they and their Subsidiaries and affiliates shall hold in confidence and will not directly or indirectly at any time reveal, report, publish, disclose or transfer to any Person other than the Buyer and its representatives any of the Proprietary Information that is not generally known to the public or utilize any of the Proprietary Information for pecuniary gain. Notwithstanding the foregoing, the Seller and its affiliates may disclose information that is (i) required to be disclosed by applicable laws to the extent, and only to the extent, such laws require such disclosure and the Seller provides the Buyer prior written notice of its intent to provide such disclosure and the general text of such disclosure and such disclosure is consented to by the Buyer, which consent shall not be unreasonably withheld, and (ii) required to be disclosed by final order of a court of competent jurisdiction, provided that, in the event Seller or such affiliate is served or threatened with litigation that would require the Seller or such affiliate to disclose such information, the Seller or such affiliate shall tender to the Buyer the opportunity to defend, at Buyer’s cost, against such disclosure. Because of the unique nature of the Proprietary Information, the Seller, DCCI and the Shareholders understand and agree that the Buyer and its affiliates and their successors and assigns shall be entitled to seek specific performance and injunctive relief in accordance with Section 15.7 (as well as any other legal and equitable remedies to which they may be entitled) in respect of any breach or anticipated breach of their respective obligations (as well as those of their respective affiliates) under this Section 7.6.

Covenant Not to Compete With the Business

. Each of the Seller, DCCI and the Shareholders agrees that, effective as of the Closing Date and for a period of two (2) years thereafter, the Seller, DCCI, the Shareholders and their respective affiliates shall not, directly or indirectly, for itself or others, (i) own, manage, operate, control, be employed by, engage or participate in, allow its or their skill, knowledge, experience or reputation to be used by, or otherwise be connected in any manner with the ownership, management, operation or control of, any company or other business enterprise (other than Buyer or its affiliates) engaged in any aspect of the Business within all of the Parishes and Counties set forth on Schedule 7.7(1), (ii) make any contact with, for the purpose of transacting any business competitive to the Business, with any Person which was a customer of Seller at any time in the six (6) years prior to the Closing Date (“Company’s Customers”), (iii) attempt to direct or take away the business or patronage from the Buyer or the Business of any of the Business’ customers, (iv) solicit, hire away or attempt to solicit or hire away to any firm or entity engaged in the Business, any person employed by the Buyer or any of its affiliates, or (v) interfere with the business, trade, goodwill or customers of the Buyer or the Business. Notwithstanding the foregoing, the Seller, DCCI and the Shareholders shall be able to: (a) own in the aggregate not more than five percent (5%) of a public company that engages in the Business; provided, that the Seller, DCCI or the Shareholders, as applicable, does not exert or possess the power to exert, directly or indirectly, the direction of the management, policies or other control (whether through ownership of voting securities, by contract or otherwise) over such public company; and (b) participate in the activities specifically described on Schedule 7.7(2). The Seller, DCCI and the Shareholders understand and agree that, due to the unique nature of the obligations hereunder and inadequacy of a remedy of law for a breach or attempted breach of this Section 7.7, the Buyer and its affiliates and their successors and assigns shall be entitled to seek specific performance and injunctive relief in accordance with Section 15.7 (as well as any other legal and equitable remedies to which they may be entitled) in respect of any such breach or attempted breach of their respective obligations (as well as those of their respective affiliates) under this Section 7.7. The Seller, DCCI and the Shareholders acknowledge that this covenant not to compete is being provided as an inducement to the Buyer to acquire the Business and the Transferred Assets and that this Section 7.7 contains reasonable limitations as to time, geographical area and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Buyer. Whenever possible, each provision of this Section 7.7 shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Section 7.7 shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Section 7.7. If any provision of this Section 7.7 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Section 7.7 but shall be confined in its operation to the provision of this Section 7.7 directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section 7.7 should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

Continuation of Business by the Buyer

. Nothing in this Section 7.8, in any other provision of this Agreement, in any Exhibit or Section hereto, or in any agreement, instrument, or other document executed or delivered in connection with this Agreement shall require the Buyer to continue its business or operations or to manage and operate the Business with any duty or standard of care to the Seller. The Seller acknowledges and agrees that the Buyer in its sole discretion may continue, manage, modify or discontinue its operations, liquidate or otherwise change or cease its operations.

Collection of Accounts Receivable

. If the Seller shall receive payment in respect of Accounts Receivable that is included in the Transferred Assets, then the Seller shall promptly, but in any event within ten (10) days of Seller’s receipt thereof, forward such payment to the Buyer.

Use of Name

. All uses of the names “Delta Process Equipment, Inc.” and any derivations thereof (collectively, the “Names”) are being transferred to Buyer on the Closing Date as part of the Transferred Assets. From and after the Closing Date, Seller and its affiliates will not, directly or indirectly, use in any manner the Names or any other trade name, trademark, service mark or logo used by Seller, or any word or logo, that is similar in sound or appearance, in the Business. Within fifteen (15) days after the Closing Date, Seller shall provide Buyer with a certified copy of its organizational documents indicating that it has changed its name in accordance with the foregoing sentence.

Tax Arrangements

. The Buyer, on the one hand, and the Seller, DCCI and the Shareholders, on the other hand, shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Transferred Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim or refund or other filings relating to Tax matters, for the preparation of any Tax audit, for the preparation of any Tax protest, or for the prosecution or defense of any suit or other proceeding relating to Tax matters.

CONDITIONS TO THE BUYER’S OBLIGATION TO CONSUMMATE THE TRANSACTIONS

The obligation of the Buyer to purchase the Transferred Assets and to assume the Assumed Liabilities as contemplated hereby is subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by the Buyer in writing; provided, however, the Buyer’s election to proceed with the Closing of the transactions contemplated hereby shall not be deemed a waiver of any breach of any representation, warranty or covenant herein not known to the Buyer as of the Closing Date or existing on the Closing Date, and such action shall not prejudice the Buyer’s right to recover damages for any breach.

Representations, Warranties and Covenants

. The representations and warranties of the Seller, DCCI and the Shareholders contained in this Agreement qualified as to materiality (including as to any Material Adverse Effect) shall be true, correct and complete in all respects, and those not so qualified shall be true, correct and complete in all material respects, on and as of the Closing Date with the same force and effect as though such representations and warranties had been made or given on and as of such date; each and all of the agreements and covenants of the Seller, DCCI and the Shareholders to be performed or complied with by it on or before the Closing Date pursuant to this Agreement shall have been performed or complied with in all material respects; and the Seller shall have delivered to the Buyer a certificate signed by one of its duly authorized officers, dated the Closing Date, to all such effects.

Good Standing

. The Seller shall have delivered to the Buyer certificates issued by appropriate Governmental Entities evidencing the good standing of the Seller, as of a date not more than ten calendar days prior to the Closing Date, in Louisiana and the states or commonwealths in which it is qualified to do business as a foreign corporation. To the extent provided for under applicable law, the Seller shall also have delivered to the Buyer certificates or other writings issued by appropriate Governmental Entities evidencing that all applicable state franchise Taxes have been paid.

Instruments of Transfer

. (i) The Seller shall have executed and delivered to the Buyer (a) the General Conveyance, Transfer, Assignment and Assumption, in substantially the form attached hereto as Exhibit C hereto (the “General Conveyance, Transfer, Assignment and Assumption”), as shall be necessary to vest in the Buyer all the right, title and interest in and to the Transferred Assets and assumption of all Assumed Liabilities, and (b) a power of attorney in the form of Exhibit D hereto, and (ii) Stone Flower, L.L.C., an affiliate of Seller (“Stone Flower”), shall have executed Lease Agreements, in substantially the forms attached hereto as Exhibits E-1 and E-2 hereto (the “Lease Agreements”), for the Facilities described on Schedule 8.3.

No Litigation.

No preliminary or permanent injunction or other order of any court or other Governmental Entity shall be in effect nor shall there be in effect any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity that, in any such case, prevents the consummation of the transactions contemplated by this Agreement.

No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced or threatened seeking to prevent the sale of the Transferred Assets or the Business or asserting that the sale of all or a portion of the Transferred Assets or the Business would be unlawful.

Receipt of Closing Consents

. The Buyer shall have obtained the Closing Consents.

Receipt of Approvals and Authorizations

. The Buyer shall have received each of the licenses, consents, approvals and other authorizations from Governmental Entities necessary or appropriate for the Buyer to consummate the transactions contemplated by this Agreement and to conduct the Business and operate the Transferred Assets on and after the Closing Date.

No Liens

. The Seller shall have delivered to the Buyer releases of all Liens (other than Permitted Liens) and/or other evidence reasonably satisfactory to the Buyer to show that the Transferred Assets are being transferred, sold, assigned, delivered and conveyed to the Buyer hereunder free and clear of all Liens (other than Permitted Liens).

CONDITIONS TO THE SELLER’S OBLIGATION TO CONSUMMATE THE TRANSACTIONS

The obligation of the Seller to transfer the Transferred Assets as contemplated hereby is subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by the Seller in writing; provided, however, the Seller’s election to proceed with the Closing of the transactions contemplated hereby shall not be deemed a waiver of any breach of any representation, warranty or covenant herein, not known to the Seller as of the Closing Date or existing on the Closing Date, and such action shall not prejudice the Seller’s right to recover damages for any breach.

Representations and Warranties and Covenants

. The representations and warranties of the Buyer contained in this Agreement qualified as to materiality (including as to any Material Adverse Effect) shall be true, correct and complete in all respects, and those not so qualified shall be true, correct and complete in all material respects, on and as of the Closing Date with the same force and effect as though such representations and warranties had been made or given on and as of such date; each and all of the agreements and covenants of the Buyer to be performed or complied with by it on or before the Closing Date pursuant to this Agreement shall have been performed or complied with in all material respects; and the Buyer shall have delivered to the Seller a certificate signed by one of its duly authorized officers, dated the Closing Date, to such effects.

Receipt of the Purchase Price; Instruments of Transfer

. The Seller shall have received the Purchase Price. The Buyer shall have executed and delivered to (i) the Seller, the General Conveyance, Transfer, Assignment and Assumption and (ii) Stone Flower, the Lease Agreements.

No Litigation.

No preliminary or permanent injunction or other order of any Governmental Entity shall be in effect nor shall there be any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity that, in any such case, prevents the consummation of the transactions contemplated by this Agreement.

No suit, action, claim, proceeding or investigation before any court or other Governmental Entity shall have been commenced or threatened seeking to prevent the sale of the Transferred Assets or the Business or asserting that the sale of all or a portion of the Transferred Assets or the Business would be unlawful.

INDEMNIFICATION

Indemnification by the Seller

. Except as otherwise limited by this Article 10 and Article 11 hereof, the Seller agrees to indemnify, defend and hold the Buyer and each of its officers, directors, employees, agents, stockholders and controlling Persons and their respective successors and assigns harmless from and against and in respect of Damages actually suffered, incurred or realized by such party (collectively, “General Buyer Losses”), arising out of or resulting from or relating to:

the failure of any representation or warranty made by the Seller, DCCI or the Shareholders in this Agreement or in any other agreement, certificate, Schedule, Exhibit or writing delivered to the Buyer pursuant to this Agreement to be true and correct;

the breach of any covenant or other agreement made or undertaken by the Seller, DCCI or the Shareholders in this Agreement or in any other agreement, certificate, Schedule, Exhibit or writing delivered to the Buyer pursuant to this Agreement; and

any Retained Liability.

Indemnification by the Buyer

. Except as otherwise limited by this Article 10 and Article 11 hereof, the Buyer agrees to indemnify, defend and hold the Seller and each of its officers, directors, employees, agents, stockholders and controlling Persons and successors and assigns (including DCCI and the Shareholders) harmless from and against and in respect of Damages actually suffered, incurred or realized by such party (collectively, “Seller Losses”), arising out of or resulting from:

the failure of any representation or warranty made by the Buyer in this Agreement or in any other agreement, certificate, Schedule, Exhibit or writing delivered to the Seller pursuant to this Agreement to be true and correct;

the breach of any covenant or other agreement made or undertaken by the Buyer in this Agreement or in any other agreement, certificate, Schedule, Exhibit or writing delivered to the Seller pursuant to this Agreement; and

any Assumed Liability.

Limitations on Indemnifications

. An indemnified party shall not have any liability under Sections 10.1 and 10.2 hereof unless the aggregate amount of Damages incurred by the indemnified parties exceeds $50,000, and then only to the extent such Damages exceed $50,000. For purposes of calculating the Damages hereunder arising out of or resulting from or relating to any failure of representations to be true and correct or the breach of any covenants or agreements, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded. The aggregate amount of all Damages for which the Seller shall be required to indemnify an indemnified party under Section 10.1(a) shall not exceed $5,000,000; provided, however, that such limitation shall not apply in respect of indemnification for the failure of any representations or warranties made by the Seller in Sections 3.1(a), 3.2(a), 3.4(b), 3.4(c), 3.4(d), 3.4(e), 3.7, 3.10 and 3.15, for which the Seller’s obligation to indemnify shall not exceed the Purchase Price.

Procedure

. All claims for indemnification under this Article 10 shall be asserted and resolved as follows:

An Indemnitee shall promptly give the Indemnitor notice of any matter which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, all with reasonable particularity, and stating with particularity the nature of such matter. Failure to provide such notice shall not affect the right of the Indemnitee to indemnification except to the extent such failure shall have resulted in liability to the Indemnitor that could have been actually avoided had such notice been provided within such required time period.

The obligations and liabilities of an Indemnitor under this Article 10 with respect to Losses arising from claims of any third party that are subject to the indemnification provided for in this Article 10 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnitee shall receive notice of any Third Party Claim, the Indemnitee shall give the Indemnitor prompt notice of such Third Party Claim and the Indemnitor may, at its option provided that it shall acknowledge in writing to Indemnitee its unqualified obligation to indemnify the Indemnitee as provided hereunder with respect to such Third Party Claim, assume and control the defense of such Third Party Claim at the Indemnitor’s expense and through counsel of the Indemnitor’s choice reasonably acceptable to Indemnitee. In the event the Indemnitor assumes the defense against any such Third Party Claim as provided above, the Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability (provided that such Indemnitee shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnitor if, in the reasonable opinion of counsel to the Indemnitee a conflict or potential conflict exists between the Indemnitor and the Indemnitee that would make such separate representation advisable), shall reasonably cooperate with the Indemnitor in such defense and will attempt to make available on a reasonable basis to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor. In the event the Indemnitor does not elect to conduct the defense against any such Third Party Claim, but it is ultimately determined that such Indemnitor is liable for any Losses under this Article 10, the Indemnitor shall pay all costs and expenses of such defense and shall cooperate with the Indemnitee (and be entitled to participate) in such defense and attempt to make available to it on a reasonable basis all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee. Except for the settlement of a Third Party Claim that involves the payment of money only and for which the Indemnitee is totally indemnified by the Indemnitor and provided with an unqualified release from all liability in respect of such Third Party Claim, no Third Party Claim may be settled without the written consent of the Indemnitee.

Payment

. Payment of any amounts due pursuant to this Article 10 shall be made within ten Business Days after notice of a final determination of Losses, including, without limitation, in respect of any Third Party Claims, is sent by the Indemnitee.

Failure to Pay Indemnification

. If and to the extent the Indemnitee shall make written demand upon the Indemnitor for indemnification and the Indemnitor shall refuse or fail to pay in full within ten (10) Business Days of such written demand the amounts demanded pursuant hereto and in accordance herewith, then the Indemnitee may utilize any legal or equitable remedy to collect from the Indemnitor the amount of its Losses. Nothing contained herein is intended to limit or constrain the Indemnitee’s rights against the Indemnitor for indemnity, the remedies herein being cumulative. In the event the Seller is obligated to provide indemnification pursuant to this Agreement and the Seller shall refuse or fail to pay any such claim therefor in full within ten (10) Business Days after written demand upon Seller, then each of DCCI and the Shareholders, jointly and severally, agree (subject to the terms and conditions of this Article 10 and Article 11 hereof, including the limitations contained in Section 10.3) to pay to the Indemnitee any amount equal to such General Buyer Losses (which shall include any additional losses, costs and expenses incurred by the Indemnitee in seeking and obtaining such recovery from DCCI and the Shareholders pursuant hereto) less any amount(s) paid by the Seller in respect of such claim.

Adjustment of Liability

. The amount which an Indemnitee shall be entitled to receive from an Indemnitor with respect to any indemnifiable Loss under this Article 10 shall be net of any actual insurance recovery received by the Indemnitee at the time of such indemnification on account of such Loss under any Third Party Claim; provided, however, that any costs of obtaining such recovery shall further constitute Losses that are indemnifiable under this Article 10.

Tax Treatment of Indemnity Payments

. Each of the Seller, DCCI, the Shareholders and the Buyer agrees to treat any indemnity payment made pursuant to this Article 10 as an adjustment to the Purchase Price for all income Tax purposes.

SURVIVAL OF COVENANTS, REPRESENTATIONS, WARRANTIES AND AGREEMENTS

The representations and warranties of the parties to this Agreement shall survive the Closing Date and shall remain in full force and effect for a period of twelve (12) months following the Closing Date (except that (i) the representations and warranties set forth in the second sentence in each of Sections 3.4(b) and 3.4(c) and the first sentence of Section 3.4(d) shall survive the Closing Date without limitation and (ii) the representations and warranties contained in Sections 3.7, 3.10 and 3.14 hereof shall survive the Closing Date and shall not terminate until twenty (20) days after the expiration of all applicable statutes of limitations) (the period during which the representations and warranties shall survive being referred to herein with respect to such representations and warranties respectively as the “Survival Period”), and shall be effective with respect to any inaccuracy therein or breach thereof (and a claim for indemnification under Article 10 hereof may be made thereon) if a written notice asserting the claim shall have been duly given in accordance with Article 10 hereof within the Survival Period with respect to such matter. Any claim for indemnification made in writing during the Survival Period shall be valid and the representations and warranties relating thereto shall remain in effect for purposes of such indemnification notwithstanding that such claim may not be resolved within the Survival Period. All representations, warranties and covenants and agreements made by the parties shall not be affected by any investigation heretofore or hereafter made by and on behalf of any of them and shall not be deemed merged into any instruments or agreements delivered in connection with the Closing or otherwise in connection with the transactions contemplated hereby.

EXPENSES

Except as otherwise expressly set forth herein, and whether or not the transactions contemplated by this Agreement shall be consummated, each party agrees to pay, without assumption of liability or right of reimbursement from any other party, the costs and expenses incurred by such party incident to or in connection with the preparation, negotiation and execution of this Agreement, the transactions contemplated hereby and performance of its obligations hereunder, including without limitation the fees and disbursements of legal counsel, accountants and consultants employed by such party in connection with such preparation, negotiation, execution and performance.

TERMINATION

Reasonable Best Efforts to Satisfy Conditions

. Subject to the provisions of this Agreement, the Buyer, on the one hand, and the Seller, DCCI and the Shareholders, on the other hand, agree to use their reasonable best efforts to bring about the satisfaction of the conditions specified in Articles 9 and 8 hereof, respectively.

Termination

. The obligation to close the transactions contemplated by this Agreement may be terminated by:

mutual written agreement of the Buyer and the Seller;

the Buyer, if a material default shall be made in the observance or in the due and timely performance by the Seller, DCCI or the Shareholders of any agreements and covenants of the Seller, DCCI or the Shareholder herein contained, or if there shall have been a material breach by the Seller, DCCI or the Shareholders of any of their respective warranties and representations herein contained, and such default or breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by the Seller, DCCI or the Shareholders (as the case may be) of notice of such default or breach;

the Seller, if a material default shall be made in the observance or in the due and timely performance by the Buyer of any agreements and covenants of the Buyer herein contained, or if there shall have been a material breach by the Buyer of any of the warranties and representations of the Buyer herein contained, and such default or breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by the Buyer of notice of such default or breach; or

the Buyer or the Seller (provided the terminating party has not materially breached any of its agreements, covenants, representations or warranties) if the Closing shall not have occurred on or before April 30, 2007.

Liability Upon Termination

. If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to Section 13.2(a) or 13.2(d), then this Agreement shall, forthwith become void and there shall not be any liability or obligation with respect to the terminated provisions of this Agreement on the part of the Seller, DCCI, the Shareholders or the Buyer. If this Agreement is terminated pursuant to Section 13.2(b) or 13.2(c), then the breaching party, as applicable, shall remain liable for any breach of this Agreement prior to the effective date of such termination. The exercise of any rights or remedy shall not be an election of remedies.

Notice of Termination

. The parties hereto may exercise their respective rights of termination under this Article 13 only by delivering written notice to that effect to the other party or parties, and such notice is received on or before the Closing Date.

DEFINITIONS OF CERTAIN TERMS

In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings assigned to them herein, unless the context otherwise indicates, both for purposes of this Agreement and all Exhibits and Schedules hereto:

“AAA” shall have the meaning given such term in Section 15.6(c) hereof.

“Accounts Receivable” shall have the meaning given such term in Section 1.1(a)(iii).

“Agreement” shall have the meaning given such term in the preamble hereof, as the same may be amended from time to time by the parties hereto, and including the Exhibits and Schedules hereto.

“Allocation” shall have the meaning given such term in Section 1.7(a).

“Assumed Contracts” shall have the meaning given such term in Section 1.1(a)(v) hereof.

“Assumed Liabilities” shall have the meaning given such term in Section 1.4 hereof.

“Business” shall mean the businesses and operations of the Seller including, without limitation, the distribution and installation of equipment used in the industrial and municipal markets and the representation of industrial and municipal equipment manufacturers, the distribution and installation of water and wastewater treatment plants and the representation of water and wastewater treatment plant manufacturers, the repair and remanufacturing of industrial equipment, and the fabrication of equipment packaging.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Baton Rouge, Louisiana or Houston, Texas are authorized by law to close.

“Buyer” shall have the meaning given such term in the preamble hereof, or one or more of such Person’s designees.

“Closing” shall mean the transfer by the Seller to the Buyer of the Transferred Assets, the assumption by the Buyer of the Assumed Liabilities and the transfer by the Buyer to the Seller of the Purchase Price.

“Closing Consents” shall have the meaning given such term in Section 7.3 hereof.

“Closing Date” shall mean the time and date of the Closing as specified in Article 2 hereof.

“COBRA” shall have the meaning given such term in Section 6.2(b) hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or similar provisions of legislation replacing such law from time to time.

“Contracts and Other Agreements” shall mean all contracts, agreements, understandings, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, licenses, commitments or binding arrangements, whether express or implied, oral or written, to which the Seller is a party or bound or to which its properties or assets are subject.

“Damages” shall mean any and all liabilities, losses, damages, demands, assessments, claims, costs and expenses (including interest, awards, judgments, penalties, settlements, fines, costs of remediation, costs and expenses incurred in connection with investigating and defending any claims or causes of action, including, without limitation, reasonable attorneys’ fees and expenses and all fees and expenses of consultants and other professionals).

“DCCI” shall have the meaning given such term in the preamble hereof.

“Disclosure Schedule” shall mean the disclosure schedule delivered to the Buyer attached hereto as Exhibit B.

“Documents and Other Papers” shall mean and include any document, agreement, instrument, certificate, writing, notice, consent, affidavit, letter, telegram, telex, financial record, statement, file, computer disk, microfiche or other document in electronic format, schedule, exhibit or any other paper or record whatsoever.

“Employee Benefits” shall mean any and all pension or welfare benefit programs, payroll practices, fringe benefits, or other plans, arrangements, agreements and understandings for employees or other service providers, groups of employees or other service providers or specific individual employees or other service providers to which the Seller contributes or is a party, by which it may be bound or under which it may have liability, other than benefits required by applicable law (e.g., social security benefits and payroll taxes related thereto), including without limitation pension or retirement plans, deferred compensation plans, bonus or incentive plans, early retirement programs, severance pay policies, support funds, medical or dental insurance, short-term and long-term disability, educational reimbursement plans, sick leave, vacation policy, and any other payment or reimbursement plans.

“Environmental Laws” shall mean all federal, state, or municipal laws, rules, regulations, statutes, ordinances, or orders of any Governmental Entity relating to (a) the control of any potential pollutant or protection of the air, water, or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation and (c) exposure to hazardous, toxic or other substances alleged to be harmful. “Environmental Laws” shall include, but not be limited to, the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11001, et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. and the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq. The term “Environmental Laws” shall also include all state, local and municipal laws, rules, regulations, statutes, ordinances and orders dealing with the same subject matter or promulgated by any governmental or quasi-governmental agency thereunder or to carry out the purposes of any federal, state, local and municipal law.

“Environmental Permit” shall mean any permit, license, approval, registration, identification number or other authorization with respect to the Transferred Assets or the operation of the Business under any applicable law, regulation or other requirement of the United States or any other country or of any state, municipality or other subdivision thereof relating to the control of any pollutant or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants or hazardous or toxic materials or wastes.

“Equipment” shall mean all machinery, transportation equipment, tools, equipment, furnishings and fixtures owned, leased or subject to a contract of purchase and sale, or lease commitment that is used in the Business as operated by the Seller.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, and the related regulations, as amended from time to time.

“Excluded Assets” shall have the meaning given such term in Section 1.2 hereof.

“Facilities” shall collectively mean the real property that is leased by Seller and is described in Exhibit F (including, without limitation, that real property to be leased in connection with the consummation of the transactions under this Agreement to the Buyer by Stone Flower under the Lease Agreements). Facilities shall include all fixtures and improvements erected or located on or affixed to the Facilities.

“Financial Statements” shall have the meaning given such term in Section 3.6 hereof.

“General Buyer Losses” shall have the meaning given such term in Section 10.1 hereof.

“General Conveyance, Transfer, Assignment and Assumption” shall have the meaning given such term in Section 8.3 hereof.
“Governmental Entity” shall mean any arbitrator, court, administrative or regulatory agency, commission, department, board or bureau or body or other government or authority, instrumentality or subdivision or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” shall mean any (a) petroleum or petroleum products, (b) hazardous substances as defined by § 101(14) of CERCLA and (c) any other chemical, substance or waste that is regulated by any Governmental Entity under any Environmental Law.

“Indemnitee” shall mean the Person or Persons indemnified, or entitled, or claiming to be entitled to be indemnified, pursuant to the provisions of Sections 10.1 or 10.2 hereof, as the case may be.

“Indemnitor” shall mean the Person or Persons having the obligation to indemnify, or alleged to have the obligation to indemnify, pursuant to the provisions of Sections 10.1 or 10.2 hereof, as the case may be.

“Inventories” shall mean all inventories of finished goods, tooling inventory, work in progress, raw materials and other inventories relating to the Business, wherever situated.

“Lease Agreements” shall have the meaning given such term in Section 8.3 hereof.

“Leases” shall have the meaning given such term in Section 1.1(a)(vi) hereof.

“Lien” shall mean any lien, pledge, claim, charge, security interest, right of first refusal or other encumbrance, option or other rights of any third Person of any nature whatsoever.

“Losses” shall mean Seller Losses or General Buyer Losses, as the case may be.

“Material Adverse Effect” shall mean any change, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, is or could reasonably be expected to be materially adverse to the assets, business, operations or financial condition of Seller or the Business, other than adverse effects arising from events or conditions relating to the economy or the water or wastewater treatment plants industry in general and not disproportionately impacting the Transferred Assets or the results of operations and financial condition of the Business.

“Names” shall have the meaning given such term in Section 7.11 hereof.

“Permitted Liens” shall mean (a) liens or encumbrances created by this Agreement, (b) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like statutory liens arising in the ordinary course of business and securing obligations not yet due and not resulting from a breach, default or violation by Seller, (c) liens or encumbrances for Taxes or other governmental obligations not yet due and payable (without taking into account any extensions therefore), provided an appropriate reserve has been established therefore in the Financial Statements and (d) those Liens listed on Schedule 14.40.

“Person” shall mean a corporation, an association, a partnership, a limited liability company, a trust, an organization, a business, an individual or a Governmental Entity.

“Proprietary Information” shall mean collectively (a) the Seller’s Proprietary Rights and (b) any and all other information and material proprietary to the Seller, owned, possessed or used by the Seller, whether or not such information is embodied in writing or other physical form, and which is not generally known to the public, that (i) relates to financial information regarding the Business, including, without limitation, (y) business plans and (z) sales, financing, pricing and marketing procedures or methods of the Business or (ii) relates to specific matters concerning the Seller or the Business, including, without limitation, the identity of or other information regarding sales personnel or customers of the Seller.

“Proprietary Rights” means all patents, inventions, shop rights, trade secrets, designs, plans, user manuals, including training documentation, computer software and programs, whether in source code or object code, including licenses related thereto, databases and compilations, whether machine readable or otherwise, specifications, flow charts and other work products used to design, plan or organize and develop any of the foregoing, confidentiality agreements, confidential information and other proprietary technology and similar information; all registered and unregistered trademarks, service marks, logos, corporate names, trade names and all other trademark rights; all registered and unregistered copyrights; and all registrations for, and applications for registration of, any of the foregoing, that are used in the conduct of the Business.

“Purchase Price” shall have the meaning given such term in Section 1.3 hereof.

“Reference Balance Sheet” shall have the meaning given such term in Section 1.4(a) hereof.

“Required Consents” shall have the meaning given such term in Section 3.3(a) hereof.

“Retained Liabilities” shall have the meaning given such term in Section 1.5 hereof.

“Seller” shall have the meaning given such term in the preamble hereof.

“Seller Losses” shall have the meaning given such term in Section 10.2 hereof.

“Shareholders” shall have the meaning given such term in the preamble hereof.

“Stone Flower” shall have the meaning given such term in Section 8.3 hereof.

“Subsidiary” shall mean, as to a Person, any corporation, partnership, limited liability company, joint venture, association or other entity or organization in which such Person owns (directly or indirectly) any equity or other similar capital interest (other than obligations under trade payables arising in the ordinary course of business of such Person).

“Survival Period” shall have the meaning given such term in Article 11 hereof.

“Tax Returns” shall mean all returns, declarations, reports, statements and other documents of, relating to, or required to be filed in respect of, any and all Taxes, and the term “Tax Return” means any one of the foregoing Tax Returns.

“Taxes” shall mean all federal, state, local, foreign and other taxes, charges, fees, duties, levies, imposts, customs or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, premium, property, windfall profits, or other taxes, fees, assessments, customs, duties, levies, imposts, or charges of any kind whatsoever, together with any interests, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term “Tax” means any one of the foregoing Taxes.

“Third Party Claims” shall have the meaning given such term in Section 10.4(b) hereof.

“Trade Payables” shall mean those obligations of the Seller relating to the provision of goods and services to the Seller for the conduct of the Business in the ordinary course of business of the Seller that relate to the Transferred Assets and that are classified as Trade Payables and are shown on Seller’s financial statements delivered to Buyer.

“Transferred Assets” shall have the meaning given such term in Section 1.1 hereof.

“Transferred Employees” shall have the meaning given such term in Section 6.1 hereof.
“WARN” shall have the meaning given such term in Section 3.14(f) hereof.

MISCELLANEOUS

Notices

. All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by courier, by overnight delivery service with proof of delivery or by prepaid registered or certified United States first-class mail, return receipt requested, addressed to the respective party at the address set forth below, or if sent by facsimile or other similar form of communication (with receipt confirmed) to the respective party at the facsimile number set forth below:

If to the Seller, DCCI
or the Shareholders, to:	M. Wayne Guy
                            17732 Highland Rd., Suite G-113
                            Baton Rouge, La. 70810
                            (V) (225) 753-7279
                            (F) (225) 751-3867

Copies to:	B. Michael Mauldin
                            Jones, Walker, Waechter, Poitevent,
                              Carrere & Denegre L.L.P.
                            8555 United Plaza Blvd., 5th Floor
                            Baton Rouge, LA 70809
                            (V) (225) 248-2034
                            (F) (225) 248-3034

If to the Buyer, to:	DXP Enterprises, Inc.
                            7272 Pinemont
                            Houston, Texas 77040
                            Attn: David R. Little, CEO
                            (V) (713) 996-4755
                            (F) (713) 996-6570

Copies to:	Gary A. Messersmith
                            Looper, Reed & McGraw, P.C.
                            1300 Post Oak Blvd., Suite 2000
                            Houston, Texas 77056
                            (V) (713) 986-7216
                            (F) (713) 986-7100

or to such other address or facsimile number and to the attention of such other Person(s) as either party may designate by written notice. Any notice mailed shall be deemed to have been given and received on the third Business Day following the day of mailing.

Assignment

. Prior to the Closing Date, no party to this Agreement may sell, transfer, assign, pledge or hypothecate its rights, interests or obligations under this Agreement, except that the Buyer may assign its rights to any affiliate of the Buyer. Subsequent to the Closing Date, the parties may, from time to time, without the consent of the other parties hereto assign any or all of their respective rights (but not their obligations) under this Agreement. Notwithstanding the foregoing, no assignment of this Agreement or any of the rights, interests or obligations hereof by the Buyer shall relieve the Buyer of its obligations under this Agreement and, upon any such assignment occurring prior to the Closing, the representations, warranties, covenants and agreements contained in this Agreement shall be deemed to have been made by the Buyer’s assignee as well as by the Buyer. The Buyer and the Seller agree that in connection with any sale or other disposition or series of sales or dispositions of all or substantially all of such party’s assets to an affiliate of such party or any merger or liquidation of such party, the acquiring Person or other recipient of substantially all of such party’s assets, as the case may be, shall assume the obligations of such party under this Agreement. Such obligation shall apply to successive sales, dispositions, mergers and liquidations.

Successors

. This Agreement shall inure to the benefit of, be binding upon and be enforceable by the parties hereto and their respective successors and permitted assigns. Each of DCCI and the Shareholders represents and warrants to the Buyer that (i) DCCI holds of record and owns beneficially one hundred percent (100%) of all of the issued and outstanding shares of stock of Seller, (ii) the Shareholders hold of record and own beneficially ninety eight and two tenths percent (98.2%) of the issued and outstanding shares of stock of DCCI, (iii) DCCI is not a party to an option, warrant, purchase right or other contract or commitment that could require DCCI to issue, sell, transfer or otherwise dispose of any stock of DCCI, (iv) this Agreement has been duly authorized by DCCI and is a legal, valid and binding obligation of DCCI and the Shareholders, enforceable against each of them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies.

Entire Agreement

. This Agreement and the Exhibits and Schedules hereto and the Disclosure Schedule constitute the entire agreement and understanding between the parties relating to the subject matter hereof and thereof and supersede all prior representations, endorsements, premises, agreements, memoranda communications, negotiations, discussions, understandings and arrangements, whether oral, written or inferred, between the parties relating to the subject matter hereof. This Agreement may not be modified, amended, rescinded, canceled, altered or supplemented, in whole or in part, except upon the execution and delivery of a written instrument executed by a duly authorized representative of each of the parties hereto.

Governing Law

. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without giving effect to choice of law principles.

Dispute Resolution; Mediation; Arbitration.

Except with respect to any dispute, breach or attempted breach arising out of or relating to this Agreement or the transactions contemplated hereby in respect of which a party or parties shall seek or be entitled to obtain specific performance or injunctive relief hereunder, any dispute arising out of or relating to this Agreement or the transactions contemplated hereby (including without limitation any questions regarding the existence, validity, interpretation or termination hereof) shall be resolved in accordance with the procedures specified in this Section 15.6, which shall be the sole and exclusive procedures for the resolution of any such disputes.

Any dispute arising out of or relating to this Agreement or the transactions contemplated hereby shall first be submitted to mediation by a mutually acceptable mediator in a non-binding mediation after written notice by a party of such dispute. The fee of such mediator shall be paid one-half by the Seller and one-half by the Buyer.

Any part of a dispute which is not resolved by mediation within sixty (60) days from the notice of such dispute provided under Section 15.6(b) shall be referred to and finally resolved by binding arbitration under the auspices and the then applicable Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) as herein modified or supplemented or otherwise agreed to by the parties hereto. At any time, by express written agreement the parties may modify, limit the application of, add to or avoid the operation of one or more rules of the AAA.

The arbitrator shall be selected in accordance with the rules of the AAA. The location of the arbitration proceedings shall be in Houston, Texas. The AAA shall arrange for a prehearing conference as soon as practicable after the appointment of the arbitrator. At the prehearing conference, the arbitrator shall set a hearing date, which shall commence not later than sixty (60) days after the prehearing conference.

The parties agree that the arbitrator may call and question any witness, including any expert witness, and may require a party to produce any relevant documents or evidence prior to or at any hearing. The parties and the arbitrator shall proceed expeditiously so that the arbitral award is issued as soon as practicable. The arbitrator will be empowered to grant injunctive relief in the form of interim orders pending the outcome of the arbitration and in the final arbitral award. The costs, expenses and fees of a party incurred in connection with any arbitration proceeding shall be borne by that party. Costs, expenses and fees of the arbitrator shall be borne equally by the Seller and the Buyer, unless the arbitral award otherwise provides.

Any award may, in the discretion of the arbitrators, include interest from the date of the breach or other violation of the Agreement until the award is fully paid. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Judgment may be entered on the award of the arbitrators and may be enforced in any court having competent jurisdiction. Any additional costs, fees or expenses incurred in enforcing the arbitral award will be charged against the party that resists enforcement.

Waiver

. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Each of Seller, DCCI and the Shareholders acknowledges and agrees that the breach of this Agreement would cause irreparable damage to Buyer and that Buyer will not have an adequate remedy at law. Therefore, the obligations of Seller, DCCI and the Shareholders under this Agreement, including Seller’s obligation to sell the Transferred Assets to Buyer, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.

Severability

. Without limitation to the terms and provisions contained in Section 7.8 hereof and except as provided therein, any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

No Third Party Beneficiaries

. Any agreement contained, expressed or implied in this Agreement shall be only for the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns, and such agreements shall not inure to the benefit of the obligees of any indebtedness of any party hereto, it being the intention of the parties hereto that no Person shall be deemed a third party beneficiary of this Agreement, except to the extent a third party is expressly given rights herein.

Counterparts

. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Headings

. Each statement set forth in the Disclosure Schedule with respect to a particular section herein shall be deemed made with respect to such section and with respect to any other section hereof where such statement would be appropriate and the relevance of such statement to such other section is readily apparent. The Table of Contents and the headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof or affect in any way the meaning or interpretation of this Agreement.

Negotiated Transaction

. The provisions of this Agreement were negotiated by the parties hereto, and this Agreement shall be deemed to have been drafted by all of the parties hereto.

Negotiation with Others

. The Seller agrees that from the date hereof until the Closing Date or the termination of this Agreement pursuant to Article 13, it will not, directly or indirectly, negotiate with any Person not a party hereto or not affiliated with a party hereto with respect to a merger, consolidation, asset purchase or any similar transaction with any such Person.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SELLER:

DELTA PROCESS EQUIPMENT, INC.

By: /s/ M. Wayne Guy
M. Wayne Guy, President

DCCI:

DELTA COMPANIES CONSOLIDATED, INC.

By: /s/ M. Wayne Guy
M. Wayne Guy, President

SHAREHOLDERS:

/s/ M. Wayne Guy
M. Wayne Guy

/s/ Brenda Guy
Brenda Guy

BUYER:

DXP ENTERPRISES, INC.

By: /s/ David R. Little
David R. Little, CEO